EXHIBIT 2 - BOARD COMPOSITION LETTER


INTERSTATE HOTELS CORPORATION                  MERISTAR HOTELS & RESORTS, INC.
680 Andersen Drive                             1010 Wisconsin Avenue
Foster Plaza Ten                               Washington, DC  20007
Pittsburgh, PA  15220




CGLH PARTNERS I LP AND CGLH PARTNERS II LP
c/o Lehman Brothers Holdings Inc.
1285 Avenue of the Americas, 13th Floor
New York, New York  10019

                                May 1, 2002


          Re:  Board Composition.
               -----------------

Ladies and Gentlemen:

          Reference is made to that certain Agreement and Plan of Merger between MeriStar Hotels & Resorts, Inc., a Delaware corporation ("MeriStar") and Interstate Hotels Corporation, a Maryland corporation ("Interstate") dated as of May 1, 2002 (the "Merger Agreement"), pursuant to which Interstate will merge with and into MeriStar, and MeriStar will be the surviving corporation (the "Company"). Reference is also made to that certain Interstate Stockholder Voting and Conversion Agreement between certain stockholders of Interstate, Meristar and CGLH Partners I LP, a Delaware limited partnership and CGLH Partners II LP, a Delaware limited partnership (such limited partnerships, together, "Investor") dated as of May 1, 2002 and to that certain Conversion Incentive Agreement between Interstate and Investor dated as of May 1, 2002 (such agreements, together, the "Support Agreements"). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

          As a further inducement for Investor to enter into the Support Agreements, each of MeriStar and Interstate does hereby agree and acknowledge that at each annual meeting of the stockholders of the Company, or at any meeting of the stockholders of the Company at which members of the Board of Directors of the Company are to be elected, or whenever members of the Board of Directors are to be elected by written consent, the Company shall use its best efforts and shall take all necessary action within its power, so as to effectuate and carry out the following provisions:

     (a) (i) In connection with the election of members to the Company's Board of Directors, the Company shall, at the request of Investor, include in the slate of directors recommended for election by the Board of Directors to the stockholders of the Company that number of persons designated by the Investor ("Investor Designees") as would result in there being five Investor Designees on Company's Board of Directors if all such Investor Designees were elected (or such lesser number as there are vacancies on the board); and

     (ii) The remaining persons to be recommended for election by the Board of Directors to the stockholders shall be designated in accordance with the Company's certificate of incorporation and by laws.

     (iii) As of the Effective Time, the class of directors of the Company, the term of office of which is to expire at the annual meeting next following the Effective Time shall be comprised of Investor Designees.

     (b) Termination of Designation Rights. Investor shall lose its rights provided in paragraph 1(a)(i) at the first to occur of (i) such time as Investor and its affiliates and associates beneficially own less than 75% of the shares of the Company's common stock that they beneficially own as at the Effective Time and (ii) the date which is 18 calendar months after the date of this letter agreement. Notwithstanding anything in this paragraph 1(b) to the contrary, in the event Investor loses its director nomination right pursuant to paragraph 1(a)(i) above directors appointed by Investor shall be entitled to participate in the designation of directors pursuant to paragraph 1(a)(ii) above. For purposes of this paragraph 1(b), beneficial ownership shall be determined under the rules of the Securities and Exchange Commission.

     (c) Replacement and Removal of Directors. In the event of resignation, death, removal or disqualification of a director nominated in accordance with paragraph 1(a)(i) and subsequently elected to the Company's board of directors, Investor shall promptly designate a replacement director. Any director nominated in accordance with paragraph 1(a)(i) may be removed at any time and from time to time, with or without cause (subject to the bylaws of the Company as in effect from time to time and any requirements of law), in Investor's sole discretion.

To the extent that beneficial ownership of any shares owned by Investor on the date hereof has been transferred to any Permitted Transferee (as such term is defined in the Capri Stockholder Voting and Conversion Agreement) prior to the Effective Time, such Permitted Transferee shall be considered to be part of the Investor for all purposes of this agreement.

This letter is being provided to Investor in connection with the Merger and the Merger Agreement (and the transactions contemplated thereby).

          [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]



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          This letter may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this instrument by signing any such counterpart.

                                    Very truly yours,


                                    INTERSTATE HOTELS CORPORATION



                                    By:  /s/ Thomas Hewitt
                                         ----------------------------------
                                    Name:  Thomas Hewitt
                                    Title: Chairman and Chief Executive Officer




                                    MERISTAR HOTELS & RESORTS, INC.


                                    By: /s/ Christopher L. Bennett
                                        -----------------------------------
                                    Name:  Christopher L. Bennett
                                    Title: SVP and General Counsel